Exhibit 99.1

Annaly Capital Management, Inc. Appoints Serena Wolfe as Chief Financial Officer

Glenn Votek Will Continue to Serve as Interim Chief Executive Officer and President
and a Member of the Board of Directors

December 9, 2019

NEW YORK -- (BUSINESS WIRE) -- Annaly Capital Management, Inc. (NYSE: NLY) (“Annaly” or the “Company”) announced today that it has appointed Serena Wolfe, 40, as Chief Financial Officer effective December 9, 2019. Ms. Wolfe will also serve as a member of Annaly’s Operating Committee. The Company also announced that Glenn Votek, the Company’s Chief Financial Officer and interim Chief Executive Officer and President, has stepped down from his role as Chief Financial Officer. Mr. Votek will continue to serve as interim Chief Executive Officer and President and as a member of the Company’s Board of Directors (the “Board”).
“I am thrilled to welcome Serena to Annaly and transition my role as Chief Financial Officer,” stated Mr. Votek. “Serena is a respected industry veteran with an extensive background and expertise in both real estate and accounting. Her deep financial acumen and leadership experience will position her well to make an immediate and meaningful impact here at Annaly.”
Thomas Hamilton, Chair of the Board, commented, “We are incredibly grateful to Glenn for his more than six years of service and outstanding leadership as Chief Financial Officer. During his tenure as Chief Financial Officer, Glenn has led the development of the robust finance organization we have in place today and has been, and continues to be, pivotal to the execution of our strategy. We look forward to continuing to work with Glenn in his roles as interim Chief Executive Officer and President and as a member of the Board.”
Ms. Wolfe most recently served as a Partner at Ernst & Young (“EY”) since 2011 and as its Central Region Real Estate Hospitality & Construction (“RHC”) leader from 2017 to November 2019, managing the go-to-market efforts and client relationships across the sector. Ms. Wolfe was previously also EY’s Global RHC Assurance Leader. EY’s RHC practice has the largest integrated real estate practice of any accounting organization, with more than 12,000 professionals around the world providing audit, tax, transaction, and real estate advisory services to real estate owners, investors, lenders, and users – including many REITs, homebuilders, and developers.
Ms. Wolfe practiced with EY for over 20 years, including six years with EY Australia and 16 years with the U.S. practice. She spent ten years in New York with EY’s Global Real Estate Center. In 2017, Ms. Wolfe moved to the Chicago area to lead the RHC practice for EY’s Central Region. Ms. Wolfe has worked in a variety of industries including real estate, manufacturing, and technology. The last 13 years have been focused solely in the real estate practice. Her specialties include Real Estate, Financial Reporting, IFRS, U.S. GAAP, and SEC matters. Ms. Wolfe graduated from the University of Queensland with a Bachelor of Commerce in Accounting. She is a Certified Public Accountant in the states of New York, California, Illinois, and Pennsylvania.

About Annaly

Annaly is a leading diversified capital manager that invests in and finances residential and commercial assets. Annaly’s principal business objective is to generate net income for distribution to its stockholders and to optimize its returns through prudent management of its diversified investment strategies. Annaly has elected to be taxed as a real estate investment trust, or REIT, for federal income tax purposes. Annaly is externally managed by Annaly Management Company LLC. Additional information on the company can be found at www.annaly.com.